(212) 838-5030


                                October 23, 1996



CSL Lighting Manufacturing, Inc
27615 Avenue Hopkins
Valencia, California 91355

      Re: Registration Statement on Form S-3

Dear Sirs:

      We have acted as counsel to CSL Lighting Manufacturing, Inc., a Delaware corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), to register the offering by certain selling stockholders of 2,179,250 shares of Common Stock.

      In this regard, we have reviewed the Certificate of Incorporation of the Company, as amended, resolutions adopted by the Company's Board of Directors, the Registration Statement and such other reports, documents, statutes and decisions as we have deemed relevant in rendering this opinion. Based upon the foregoing, we are of the opinion that:

      Each share of Common Stock included in the Registration Statement has been, or will be when issued as contemplated by the Convertible Debentures or Convertible Notes (including payment as provided for therein), duly and validly authorized for issuance, fu1ly paid and non-assessable.

      We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the SEC thereunder.

                                       Very truly yours,



                                       /s/ ___________________________________
                                           Morse, Zelnick, Rose & Lander, LLP

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